Investor Contact:  Nancy Christal       Media Contact:  Wendi Kopsick
                   Vice President                       Jim Fingeroth
                   Investor Relations                   Kekst and Company
                   (914) 722-4704                       (212) 521-4800


                             FOR IMMEDIATE RELEASE

CVS REPORTS 1997 SECOND QUARTER EPS OF $.52 PER SHARE, BEFORE ONE-TIME CHARGES,
                 FOR COMBINED CVS/REVCO - AN INCREASE OF 18.2%

WOONSOCKET, RHODE ISLAND, July 17, 1997 - CVS Corporation (NYSE:CVS) today reported strong financial results for the second quarter ended June 28, 1997. All reported financial results reflect the treatment of the Company's recent acquisition of Revco D.S., Inc. as a pooling of interests. All comparisons to prior years reflect the inclusion of Revco's results.

SECOND QUARTER

Net sales for the second quarter of 1997 increased 18.2% to $3.2 billion from sales of $2.7 billion for the second quarter last year. Same store sales, including CVS' and Revco's results, rose 9.0%. Pharmacy same store sales rose 16.8% for the combined company. Pharmacy sales represented 54% of total sales for the quarter. Same store sales for CVS alone, rose 8.6% in the second quarter, while Revco same store sales rose 9.5%.

Operating profit, before consideration of the 1997 Second Quarter One-Time Charge, increased 17.2% to $180.7 million from $154.2 million in the comparable period last year, which excludes the 1996 One-Time Charge.

Earnings from continuing operations, excluding the 1997 Second Quarter One-Time Charge, increased 20.5% to $92.8 million, or $.52 per share, from $77.0 million, or $.44 per share, during the comparable period in 1996 excluding the 1996 One-Time Charge and the TJX Gain. After consideration of the after-tax impact of the 1997 Second Quarter One-Time Charge, the net loss from continuing operations was $230.8 million, or $1.37 per share.

During the second quarter of 1997, the Company recorded one-time merger related charges for the following: 1) $411.7 million pre-tax, $278.6 million after-tax, or $1.63 per share, for merger fees, employee severance associated with the closing of Revco's headquarters and exit costs associated with certain store closings and the Revco headquarters; and 2) $75.0 million pre-tax, $45.0 million after-tax, or $0.26 per share, for inventory markdowns on non-compatible Revco merchandise. These charges totaling $486.7 million pre-tax, $323.6 million after-tax, or $1.89 per share, are collectively referred to as the "1997 Second Quarter One-Time Charge". In addition, the Company recorded an after-tax charge of $17.1 million, or $.10 per share, related to the early extinguishment of certain Revco debt assumed as a result of the merger (the "Extraordinary

Item"). This charge has been classified as an extraordinary item on the Company's Consolidated Condensed Statement of Operations.

CVS' total net loss for the second quarter of 1997, including continuing and discontinued operations, the Extraordinary Item and the after-tax impact of the 1997 Second Quarter One-Time Charge, was $230.5 million, or $1.37 per share, compared to a net loss of $39.3 million, or $.26 per share, in the second quarter of 1996 inclusive of the 1996 One-Time Charge, the TJX Gain and the 1996 Restructuring.

SIX MONTHS

For the first six months of 1997, net sales increased 20.8% to $6.3 billion from sales of $5.2 billion for the same period last year. Same store sales for the first half of 1997 rose 11.0%, while pharmacy same store sales grew 17.5%. Pharmacy sales were approximately 52% of total sales for the first six months. Same store sales increased 11.9% for CVS alone in the first half of 1997 and 10.1% for Revco.

Operating profit, before consideration of the 1997 One-Time Charge, reached $372.8 million, an increase of 24.6% from $299.3 million for the comparable period in 1996, which excludes the 1996 One-Time Charge.

Earnings from continuing operations, excluding the 1997 One-Time Charge, increased 30.2% for the first half of 1997 to $194.0 million, or $1.09 per share, from $148.9 million, or $.86 per share for the first six months of 1996, excluding the 1996 One-Time Charge and the TJX Gain. After consideration of the after-tax impact of the 1997 One-Time Charge, the net loss from continuing operations for the first six months of 1997 was $148.1 million, or $.91 per share.

CVS' total net loss for the first six months of 1997, including continuing and discontinued operations, the Extraordinary Item and the 1997 One-Time Charge, was $147.7 million, or $.91 per share, compared to net earnings of $6.8 million in the first half of 1996, which included the 1996 One-Time Charge, the TJX Gain and the 1996 Restructuring.

CVS Corporation is the nation's largest chain drug store company based on store count and second based on sales volume. The Company operates approximately 3,900 stores in 24 states and the District of Columbia, in the Northeast, Mid-Atlantic, Southeast and Midwest.

                          - Tables Follow -
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                                   CVS CORPORATION
                   Consolidated Condensed Statements of Operations
                                     (Unaudited)


                                          Three Months Ended          Six Months Ended
----------------------------------------------------------------------------------------
                                            June 28,    June 29,     June 28,    June 29,
In millions, except per share amounts         1997        1996         1997       1996
----------------------------------------------------------------------------------------
Net sales                                 $3,160.6     $2,674.7     $6,321.5    $5,232.9
Cost of goods sold, buying and
   warehousing costs                       2,354.2      1,919.7      4,615.0     3,742.0
----------------------------------------------------------------------------------------
Gross margin                                 806.4        755.0      1,706.5     1,490.9

Selling, general and administrative
   expenses                                  645.9        553.6      1,300.4     1,098.0
Depreciation and amortization                 54.8         47.2        108.3        93.7
Non-recurring charge                         411.7         12.8        442.7        12.8
----------------------------------------------------------------------------------------
    Total operating expenses               1,112.4        613.6      1,851.4     1,204.5
----------------------------------------------------------------------------------------
Operating (loss) profit                     (306.0)       141.4       (144.9)      286.4

Gain on sale of securities                    --          (76.6)        --         (76.6)
Dividend income                               --           (2.7)        --          (5.5)
Interest expense, net                         16.5         24.7         29.3        44.3
----------------------------------------------------------------------------------------
    Other expense (income), net               16.5        (54.6)        29.3       (37.8)
(Loss) earnings from continuing
  operations before income taxes and
  extraordinary item                        (322.5)       196.0       (174.2)      324.2
Income tax (benefit) provision               (91.7)        81.8        (26.1)      137.7
----------------------------------------------------------------------------------------
(Loss) earnings from continuing operations
  before extraordinary item                 (230.8)       114.2       (148.1)      186.5

Discontinued operations:
  Loss from operations, net of income tax     --          (28.8)        --         (54.8)
    benefits of $13.5 and $17.5 in 1996
  Estimated income (loss) on disposal,
    net of income tax provisions of $12.4
    in 1997 and $69.9 and $70.5 in 1996       17.4       (124.7)        17.5      (124.9)
----------------------------------------------------------------------------------------
Earnings (loss) from discontinued operations  17.4       (153.5)        17.5      (179.7)
----------------------------------------------------------------------------------------
Net (loss) earnings before extraordinary    (213.4)       (39.3)      (130.6)        6.8
  item
Extraordinary item, loss related to early    (17.1)        --          (17.1)       --
  retirement of debt, net of tax benefit
  of $11.4
Net (loss) earnings                         (230.5)       (39.3)      (147.7)        6.8
Preferred dividends, net                      (3.4)        (3.6)        (6.8)       (7.2)
Net (loss) earnings available to common    $(233.9)     $ (42.9)     $(154.5)    $   (.4)
  shareholders
----------------------------------------------------------------------------------------

PER COMMON SHARE:
  (Loss) earnings from continuing
     operations                            $ (1.37)     $  .66       $  (.91)    $  1.08
  Earnings (loss) from discontinued
     operations                                .10        (.92)          .10       (1.08)
  Extraordinary item, net of tax              (.10)        --           (.10)        --
----------------------------------------------------------------------------------------
Net (loss) earnings                        $ (1.37)     $ (.26)      $  (.91)    $   --
----------------------------------------------------------------------------------------
Weighted average common shares outstanding  167.9        166.2         167.3       164.9
----------------------------------------------------------------------------------------
Dividends declared per common share        $   .11      $  .11       $    .22    $   .22
----------------------------------------------------------------------------------------

See accompanying notes to consolidated condensed financial statements.

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                                CVS CORPORATION
            Notes to Consolidated Condensed Statements of Operations
                                  (Unaudited)

Note (1) Revco's cost of sales and inventories have been restated from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method in order to conform the accounting method for the combined inventories.

Note (2) During the second quarter of 1997, the Company recorded one-time merger related charges for the following: 1) $411.7 million pre-tax, $278.6 million after-tax, or $1.63 per share, for merger fees, employee severance associated with the closing of Revco's headquarters and exit costs associated with certain store closings and the Revco headquarters; and 2) $75.0 million pre-tax, $45.0 million after-tax, or $0.26 per share, for inventory markdowns on non-compatible Revco merchandise. These charges totaling $486.7 million pre-tax, $323.6 million after-tax, or $1.89 per share, are collectively referred to as the "1997 Second Quarter One-Time Charge". In addition, the Company recorded an after-tax charge of $17.1 million, or $.10 per share, related to the early extinguishment of certain Revco debt assumed as a result of the merger (the "Extraordinary Item"). This charge has been classified as an extraordinary item on the Company's Consolidated Condensed Statements of Operations.

Note (3) During the second quarter of 1996, the Company recorded the following one-time items: 1) a one-time $12.8 million charge pre-tax, $6.5 million after-tax, or $.04 per share, resulting from the failed acquisition of Revco by Rite Aid (the "1996 One-Time Charge"); 2) a one-time restructuring charge of $235.0 million pre-tax, $148.0 million after-tax, or $.89 per share, pertaining to discontinued operations (the "1996 Restructuring"); and 3) a $44.1 million, or $.27 per share, after-tax gain from the sale of 1.15 million shares of TJX Companies, Inc. Series E preferred stock (the "TJX Gain").

Note (4) In addition to the 1997 Second Quarter One-Time Charge, the Company recorded, in the first quarter of 1997, a $31.0 million pre-tax, $18.6 million after-tax, or $.11 per share, one-time charge relating to the restructuring of Big B, which was acquired by Revco in November, 1996. The 1997 Second Quarter One-Time Charge and the one-time charge relating to the restructuring of Big B are collectively referred to as the "1997 One-Time Charge".